                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Brooke Group Ltd.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               BROOKE GROUP LTD.
                             100 S.E. SECOND STREET
                              MIAMI, FLORIDA 33131

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 9, 1999

To the Stockholders of Brooke Group Ltd.:

     The Annual Meeting of Stockholders of Brooke Group Ltd., a Delaware corporation (the "Company"), will be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Tuesday, November 9, 1999 at 11:00 a.m. local time, and at any postponement or adjournment thereof, for the following purposes:

     1. To elect four directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

     2. To transact such other business as properly may come before the meeting or any adjournments or postponements of the meeting.

     Every holder of record of common stock, par value $.10 per share (the "Common Stock"), of the Company at the close of business on October 6, 1999 is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, in person or by proxy, one vote for each share of Common Stock held by such holder. A list of stockholders entitled to vote at the meeting will be available to any stockholder for any purpose germane to the meeting during ordinary business hours from October 29, 1999 to November 9, 1999, at the headquarters of the Company located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131. A proxy statement, form of proxy and the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1998 are enclosed herewith.

                                          By Order of the Board of Directors,

                                          /s/ Bennett S. LeBow
                                          Bennett S. LeBow
                                          Chairman of the Board of Directors
Miami, Florida
October 8, 1999

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

                               BROOKE GROUP LTD.
                             100 S.E. SECOND STREET
                              MIAMI, FLORIDA 33131

                          ---------------------------
                                PROXY STATEMENT
                          ---------------------------

                                  INTRODUCTION

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Brooke Group Ltd., a Delaware corporation (the "Company"). The proxy is solicited for use at the annual meeting of stockholders (the "Annual Meeting") to be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Tuesday, November 9, 1999, at 11:00 a.m. local time, and at any postponement or adjournment thereof. The Company's principal executive offices are located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, and its telephone number is (305) 579-8000.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     Every holder of record of common stock, par value $.10 per share (the "Common Stock"), of the Company at the close of business on October 6, 1999 (the "Record Date") is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, in person or by proxy, one vote for each share of Common Stock held by such holder. At the Record Date, the Company had outstanding 21,990,916 shares of Common Stock. The approximate date on which this proxy statement, accompanying notice and proxy and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Annual Report") are first being mailed to stockholders is on or about October 13, 1999.

     Any stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered at or prior to the Annual Meeting to the Secretary of the Company, by a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked, or at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

     All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted FOR the election of the Board's nominees. The nominees receiving a plurality of the votes cast will be elected as directors. The affirmative vote of the majority of votes cast at the meeting will be necessary for approval of any other matters to be considered at the Annual Meeting. In all cases, shares with respect to which authority is withheld, abstentions and Broker Shares that are not voted will not be included in determining the number of votes cast.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the Record Date, the beneficial ownership of the Company's Common Stock (the only class of voting securities) by
(i) each person known to the Company to own beneficially more than five percent of the Common Stock, (ii) each of the Company's directors and nominees, (iii) each of the Company's named executive officers (as such term is defined in the Summary Compensation Table below) and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned, and the business address of each person is 100 S.E. Second Street, Miami, Florida 33131.

                                                           NUMBER OF       PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                         SHARES          CLASS
------------------------------------                       ----------      ----------
Bennett S. LeBow(1)(6)(7)................................  10,008,703        44.2%
AIF II, L.P. and Lion Advisors, L.P.(2)..................  4,357,500         16.5%
  Two Manhattanville Road
  Purchase, NY 10577
Richard S. Ressler(3)....................................  1,916,248          8.7%
  Orchard Capital Corporation
  10960 Wilshire Boulevard
  Los Angeles, CA 90024
High River Limited Partnership(4)........................  1,652,805          7.5%
Riverdale LLC
Carl C. Icahn
  100 South Bedford Road
  Mt. Kisco, NY 10549
Kasowitz, Benson, Torres & Friedman LLP(5)...............  1,312,500          5.6%
  1301 Avenue of the Americas
  New York, NY 10019
Robert J. Eide(6)........................................     21,000            (*)
  Aegis Capital Corp.
  70 East Sunrise Highway
  Valley Stream, NY 11581
Jeffrey S. Podell (6)....................................     21,000            (*)
  182 Gannet Court
  Manhasset, NY 11030
Jean E. Sharpe (6).......................................     10,500            (*)
  462 Haines Road
  Mt. Kisco, NY 10549
Richard J. Lampen (7)....................................     45,534(8)         (*)
Marc N. Bell (7).........................................     17,495(8)         (*)
Joselynn D. Van Siclen (7)...............................      5,250(8)         (*)
Ronald S. Fulford(9).....................................         --            --
  Liggett Group Inc.
  700 West Main Street
  Durham, NC 27702
All directors and executive officers as a group (8
  persons)...............................................  10,129,482        44.6%

---------------

(*) The percentage of shares beneficially owned does not exceed 1% of the Common
    Stock.
(1) Includes 1,226,408 shares of the Company's common stock held by LeBow Limited Partnership, a Delaware limited partnership ("LLP"), 7,560,000 shares held by LeBow Gamma Limited Partnership, a Nevada limited partnership ("LGLP"), 566,045 shares held by The Bennett and Geraldine LeBow

    Foundation, Inc. , a Florida not-for-profit corporation (the "Foundation"), and 656,250 shares acquirable by Mr. LeBow upon exercise of currently exercisable options to purchase Common Stock. Mr. LeBow indirectly exercises sole voting power and sole dispositive power over the shares of common stock held by LLP and LGLP. Of the shares held by LLP, 873,390 shares are pledged to US Clearing Corp. to secure a margin loan to Mr. LeBow. LeBow Holdings, Inc., a Nevada corporation ("LHI"), is the general partner of LLP and is the sole stockholder of LeBow Gamma Inc. ("LGI"), a Nevada corporation, which is the general partner of LGLP. Mr. LeBow is a director, officer and sole shareholder of LHI and a director and officer of LGI. Mr. LeBow and family members serve as directors and executive officers of the Foundation, and Mr. LeBow possesses shared voting power and shared dispositive power with the other directors of the Foundation with respect to the Foundation's shares of Common Stock. The Foundation's principal business and office address is 1221 Brickell Avenue, 21st Floor, Miami, Florida 33131.
(2) Based upon Amendment No. 1 to Schedule 13D dated September 30, 1999, filed by the named entities. These shares are issuable upon exercise of warrants to purchase Common Stock expiring March 3, 2003 which are currently exercisable or exercisable within 60 days of the Record Date.
(3) Based upon Amendment No. 6 to Schedule 13D dated April 15, 1998, filed by the named individual.
(4) Based upon Amendment No. 1 to Schedule 13D dated October 7, 1998, filed by the named entities. Riverdale LLC is the general partner of High River Limited Partnership and is wholly owned by Mr. Icahn.
(5) Based upon Schedule 13D dated December 8, 1998, filed by the named entity. These shares are issuable upon exercise of currently exercisable options to purchase Common Stock expiring March 31, 2003.
(6) The named individual is a director of the Company.
(7) The named individual is an executive officer of the Company.
(8) Represents shares issuable upon exercise of currently exercisable options to purchase Common Stock.
(9) The named individual is an executive officer of the Company's subsidiary Liggett Group Inc. ("Liggett").

     In addition, by virtue of his controlling interest in the Company, Mr. LeBow may be deemed to own beneficially the securities of the Company's subsidiaries, including BGLS Inc. ("BGLS"), Liggett and New Valley Corporation ("New Valley"). The disclosure of this information shall not be construed as an admission that Mr. LeBow is the beneficial owner of any securities of the Company's subsidiaries under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. None of the Company's other directors or executive officers beneficially owns any equity securities of any of the Company's subsidiaries.

                      NOMINATION AND ELECTION OF DIRECTORS

     The By-Laws of the Company provide, among other things, that the Board, from time to time, shall determine the number of directors of the Company. The size of the Board is presently set at four. The present term of office of all directors will expire at the Annual Meeting. Four directors are to be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

     It is intended that proxies received will be voted FOR election of the nominees named below unless marked to the contrary. In the event any such person is unable or unwilling to serve as a director, proxies may be voted for substitute nominees designated by the present Board. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.

     The Board recommends that stockholders vote FOR election of the nominees named below.

INFORMATION WITH RESPECT TO NOMINEES

     The following table sets forth certain information, as of the Record Date, with respect to each of the nominees. Each nominee is a citizen of the United States.

           NAME AND ADDRESS                 AGE               PRINCIPAL OCCUPATION
           ----------------                 ---               --------------------
                                                    Chairman of the Board, President and
Bennett S. LeBow.......................     61      Chief Executive Officer
  Brooke Group Ltd.
  100 S.E. Second Street
  Miami, FL 33131
Robert J. Eide.........................     46      Chairman and Treasurer, Aegis
  Aegis Capital Corp.                               Capital Corp.
  70 E. Sunrise Highway
  Valley Stream, NY 11581
Jeffrey S. Podell......................     58      Chairman of the Board and
  182 Gannet Court                                  President, Newsote, Inc.
  Manhasset, NY 11030
Jean E. Sharpe.........................     53      Private Investor
  462 Haines Road
  Mt. Kisco, NY 10549

     Each director is elected annually and serves until the next annual meeting of stockholders and until his successor is duly elected and qualified.

BUSINESS EXPERIENCE OF NOMINEES

     BENNETT S. LEBOW has been Chairman of the Board, President and Chief Executive Officer of the Company since June 1990 and has been a director of the Company since October 1986. Since November 1990, he has been Chairman of the Board, President and Chief Executive Officer of BGLS, a subsidiary of the Company which holds the Company's equity interests in its various businesses. Mr. LeBow has been a director of Liggett, a subsidiary of the Company engaged in the manufacture and sale of cigarettes in the United States, since June 1990. Mr. LeBow has been Chairman of the Board of New Valley, a majority-owned subsidiary of the Company principally engaged in the investment banking and brokerage business in the United States, real estate operations in Russia and investments in Internet-related businesses since January 1988, and Chief Executive Officer since November 1994.

     ROBERT J. EIDE has been a director of the Company and BGLS since November 1993. Mr. Eide has been the Chairman and Treasurer of Aegis Capital Corp., a registered broker-dealer, since before 1988. Mr. Eide also serves as a director of Nathan's Famous, Inc., a restaurant chain.

     JEFFREY S. PODELL has been a director of the Company and BGLS since November 1993. Mr. Podell has been the Chairman of the Board and President of Newsote, Inc., a privately-held holding company, since 1989.

     JEAN E. SHARPE has been a director of the Company and BGLS since May 1998. Ms. Sharpe is a private investor and has engaged in various philanthropic activities since her retirement in September 1993 as Executive Vice President and Secretary of the Company and as an officer of various of its subsidiaries. Ms. Sharpe previously served as a director of the Company from July 1990 until September 1993.

BOARD OF DIRECTORS AND COMMITTEES

     During 1998, the Board held 10 meetings. During 1998, the Executive Committee (currently composed of Messrs. Eide and LeBow) did not meet, while the Compensation Committee (currently composed of Messrs. Eide and Podell) met three times and the Audit Committee (currently composed of Messrs. Eide and Podell and Ms. Sharpe) met twice. Each director attended at least 75% of the aggregate number of meetings of the Board and of each committee of which he or she was a member held during such period. The Company does not have a nominating committee.

     The Executive Committee exercises, in the intervals between meetings of the Board, all the powers of the Board in the management and affairs of the Company.

     The Audit Committee reviews, with the Company's independent auditors, matters relating to the scope and plan of the audit, the adequacy of internal controls and the preparation of financial statements, and reports and makes recommendations to the Board with respect to these matters.

     The Compensation Committee reviews, approves and administers management compensation and executive compensation plans. The Compensation Committee also administers the Company's 1998 Long-Term Incentive Plan.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation awarded to, earned by or paid during the past three years to those persons who were, at December 31, 1998, the Company's Chief Executive Officer and the other three executive officers of the Company and an executive officer of a subsidiary of the Company whose cash compensation exceeded $100,000 annually (collectively, the "named executive officers"):

                         SUMMARY COMPENSATION TABLE (1)

                                                                                      LONG-TERM
                                                                                   COMPENSATION($)
                                                   ANNUAL COMPENSATION             ---------------
                                         ---------------------------------------     SECURITIES
            NAME AND                                              OTHER ANNUAL       UNDERLYING         ALL OTHER
       PRINCIPAL POSITION         YEAR   SALARY($)    BONUS($)   COMPENSATION($)     OPTIONS(#)      COMPENSATION($)
       ------------------         ----   ---------    --------   ---------------   ---------------   ---------------
Bennett S. LeBow................  1998   3,391,601(2) 834,960(3)          --          2,625,000(5)        25,192(6)
  Chairman of the Board,          1997   3,113,281(2) 667,969(3)          --                 --
  President and Chief             1996   3,484,375(2) 890,626(3)          --                 --
  Executive Officer

Richard J. Lampen(4)............  1998     750,000    750,000             --                 --
  Executive Vice President        1997     650,000         --             --            273,000(5)
                                  1996     600,000    100,000             --                 --

Marc N. Bell(7).................  1998     300,000    300,000             --                 --
  Vice President, General
    Counsel and Secretary

Joselynn D. Van Siclen..........  1998     155,000    155,000                            31,500(5)
  Vice President, Chief           1997     140,000         --             --                 --
  Financial Officer and           1996     131,667     10,000             --                 --
  Treasurer

Ronald S. Fulford(8)............  1998     425,000    425,000         83,112(9)              --
  Chairman of the Board,          1997     425,000         --        247,961(9)(10)          --
  President and Chief             1996     157,530         --        552,832(10)             --
  Executive Officer of Liggett

---------------

 (1) Unless otherwise stated, the aggregate value of perquisites and other personal benefits received by the named executive officers are not reflected because the amounts were below the reporting requirements established by the rules of the SEC.
 (2) Includes salary paid by New Valley of $2,000,000 per year.
 (3) Includes payments equal to 10% of Mr. LeBow's base salary from the Company ($139,160 in 1998, $111,328 in 1997 and $148,438 in 1996) in lieu of certain other executive benefits.
 (4) The table reflects 100% of Mr. Lampen's salary and bonus, all of which are paid by New Valley, and includes his salary and bonus from New Valley and a bonus of $500,000 awarded by the Company for 1998. Of Mr. Lampen's salary and bonus from New Valley, 25% (or $250,000 in 1998, $162,500 in 1997 and $175,000 in 1996), and all of the 1998 bonus from the Company, have been reimbursed to New Valley by the Company.
 (5) Represents options to purchase the Company's Common Stock.
 (6) Represents premiums paid for 1998 by the Company under collateral assignment split-dollar insurance agreements covering the life of Mr. LeBow entered into by the Company commencing in December 1998. For a period of ten years, the Company will advance the amount of the annual premiums on the policies, less the maximum permitted borrowings under the policies. Upon surrender of the policies or payment of the death benefits, the Company is entitled to repayment of all premiums paid by it.
 (7) Effective January 10, 1998, Mr. Bell was appointed a Vice President of the Company. The table reflects 100% of Mr. Bell's salary and bonus, all of which are paid by the Company. Of Mr. Bell's salary and bonus from the Company, $200,000 has been reimbursed to the Company by New Valley.
 (8) Effective September 5, 1996, Mr. Fulford was appointed Chairman of the Board, President and Chief Executive Officer of Liggett.
 (9) Represents an automobile allowance, living allowance and group term life insurance provided to Mr. Fulford.

(10) Includes payments ($163,155 in 1997 and $552,832 in 1996) made pursuant to a consulting agreement between Mr. Fulford and the Company, which payments were reimbursed to the Company by New Valley.

     The following table sets forth all grants of stock options to the executive officers during 1998.

                          STOCK OPTION GRANTS IN 1998

                                  NUMBER OF
                                 SECURITIES      PERCENT OF TOTAL
                                 UNDERLYING      OPTIONS GRANTED    EXERCISE    MARKET PRICE ON                   GRANT
                                   OPTIONS       TO EMPLOYEES IN      PRICE      DATE OF GRANT    EXPIRATION   DATE PRESENT
            NAME                 GRANTED(#)            1998         ($/SHARE)      ($/SHARE)         DATE      VALUE($)(2)
            ----               ---------------   ----------------   ---------   ---------------   ----------   ------------
Bennett S. LeBow.............     2,625,000(1)         98.3%          $9.29          $9.29          7/20/08    $20,525,000
Joselynn D. Van Siclen.......        31,500(1)          1.2%          $4.76          $8.21         12/31/06    $   227,400

---------------

(1) Represents options to purchase shares of the Company's Common Stock granted on July 20, 1998 to Mr. LeBow and on January 9, 1998 to Ms. Van Siclen. Subject to earlier vesting upon a change of control, Mr. LeBow's options vest and become exercisable in four equal installments commencing on the first anniversary of the date of grant and Ms. Van Siclen's options vest and become exercisable in six equal annual installments commencing on the date of the grant.
(2) The estimated present value at the respective grant dates of options granted during 1998 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: volatility of 79.14% for Mr. LeBow and 76.56% for Ms. Van Siclen, a risk-free rate of 5.54% for Mr. LeBow and 5.74% for Ms. Van Siclen, an expected life of 10 years, and no expected dividends or forfeiture. The approach used in developing the assumptions upon which the Black-Scholes valuation was done is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".

     The following table sets forth certain information concerning option exercises during 1998 by the executive officers and the status of their options at December 31, 1998.

                       AGGREGATED OPTION EXERCISES DURING
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                     UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                           OPTIONS AT                    OPTIONS AT
                               NUMBER OF SHARES                         DECEMBER 31, 1998             DECEMBER 31, 1998
                                 ACQUIRED ON      VALUE REALIZED   ---------------------------   ---------------------------
            NAME                   EXERCISE       UPON EXERCISE    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               ----------------   --------------   -----------   -------------   -----------   -------------
Bennett S. LeBow.............            --                --           -0-        2,625,000          --        $36,562,500
Richard J. Lampen............        45,465          $437,788            33          227,500        $639        $ 4,197,923
Marc N. Bell.................        34,998          $359,682           -0-           70,001          --        $ 1,291,693
Joselynn D. Van Siclen.......         5,250          $ 43,499           -0-           26,250          --        $   484,375

---------------

* Calculated using the closing price for the Company's Common Stock of $23.21 per share on December 31, 1998 less the option exercise price.

COMPENSATION OF DIRECTORS

     Outside directors of the Company each receive $7,000 per annum as compensation for serving as a director, $1,000 per annum for each Board committee membership, $1,000 per meeting for each Board meeting attended, and $500 per meeting for each committee meeting attended. In addition, each outside director of BGLS receives $28,000 per annum as compensation for serving as a director, $500 per annum for each Board committee membership, $500 per meeting for each Board meeting attended, and $500 for each committee meeting attended. Each outside director is reimbursed for reasonable out-of-pocket expenses incurred in serving on the Board of the Company and/or BGLS.

     In the second quarter of 1998, each outside director of the Company received an award of 10,500 shares of Common Stock for services as a director. Subject to earlier vesting upon a change of control (as defined), the shares vest one-quarter on the date of grant and the remaining shares vest in three equal annual installments commencing on the first anniversary of the date of grant.

EMPLOYMENT AGREEMENTS

     Bennett S. LeBow is a party to an employment agreement with the Company dated February 21, 1992, as amended July 20, 1998. The agreement has a one-year term with automatic renewals for additional one-year terms unless notice of non-renewal is given by either party six months prior to the termination date. As of January 1, 1999, Mr. LeBow's annual base salary from the Company was $1,739,501. He is also entitled to an annual bonus for 1999 of $869,750 and an annual payment equal to 10% of his base salary in lieu of certain other executive benefits such as club memberships, company-paid automobiles and other similar perquisites. Following termination of his employment without cause, he would continue to receive his then current base salary and bonus for 24 months. Following termination of his employment within two years of a change of control or in connection with similar events, he is entitled to receive a lump sum payment equal to 2.99 times his then current base salary and bonus.

     Mr. LeBow is a party to an employment agreement with New Valley dated as of June 1, 1995, as amended effective as of January 1, 1996. The agreement had an initial term of three years effective as of January 18, 1995, with an automatic one year extension on each anniversary of the effective date unless notice of non-extension is given by either party within the sixty-day period prior to such anniversary date. As of January 1, 1999, Mr. LeBow's annual base salary from New Valley was $2,000,000. Following termination of his employment without cause, he would continue to receive his base salary for a period of 36 months commencing with the next anniversary of the effective date following the termination notice. Following termination of his employment within two years of a change of control, he is entitled to receive a lump sum payment equal to 2.99 times his then current base salary.

     Richard J. Lampen is a party to an employment agreement with New Valley dated September 22, 1995. The agreement had an initial term of two and a quarter years from October 1, 1995 with automatic renewals after the initial term for additional one-year terms unless notice of non-renewal is given by either party within the ninety-day period prior to the termination date. As of January 1, 1999, his annual base salary was $750,000. In addition, the New Valley Board of Directors may award an annual bonus to Mr. Lampen at its sole discretion. The New Valley Board awarded Mr. Lampen a bonus of $250,000 for 1998, and the Company's Board awarded him a bonus of $500,000 for 1998. The New Valley Board may increase (but not decrease) Mr. Lampen's base salary from time to time, in its sole discretion. Following termination of his employment without cause, Mr. Lampen will receive severance pay in a lump sum equal to the amount of his base salary he would have received if he was employed for one year after termination of his employment term.

     Marc N. Bell is a party to an employment agreement with the Company dated April 15, 1994. The agreement has an initial term of two years from April 15, 1994 with automatic renewals after the initial term for additional one-year terms unless notice of non-renewal is given by either party within the sixty-day period prior to the termination date. As of January 1, 1999, his annual base salary was $300,000. In addition, the Board of Directors may award an annual bonus to Mr. Bell at its sole discretion. The Board awarded Mr. Bell a bonus of $300,000 for 1998. The Board may review Mr. Bell's base salary and increase (but not decrease) it from time to time, in its sole discretion. Following termination of his employment without cause, Mr. Bell will receive severance pay in a lump sum equal to the amount of his base salary he would have received if he was employed for one year after termination of his employment term.

     Joselynn D. Van Siclen is a party to an employment agreement with the Company dated August 1, 1999. The agreement has an initial term of one year from August 1, 1999 with automatic renewals after the initial term for additional one-year terms unless notice of non-renewal is given by either party within the ninety-day period prior to the termination date. In addition, the Board of Directors may award an annual bonus to Ms. Van Siclen at its sole discretion. The Board may increase (but not decrease) Ms. Van Siclen's base salary from time to time, in its sole discretion. Following termination of her employment without cause, Ms. Van Siclen will receive severance pay in a lump sum equal to the amount of her base salary she would have received if she was employed for one year after termination of her employment term.

     Ronald S. Fulford, Chairman of the Board, President and Chief Executive Officer of Liggett, is a party to an employment agreement with Liggett, dated September 5, 1996. As of January 1, 1999, Mr. Fulford's annual salary was $650,000. Bonus payments are at the sole discretion of the Board of Liggett. Liggett awarded Mr. Fulford a bonus of $425,000 for 1998. Effective as of March 1, 1996, the Company entered into an agreement with Mr. Fulford who agreed to provide various services in connection with the Company's investment in RJR Nabisco Holdings Corp. (including, without limitation, consulting services, attendance at and participation in meetings related to the Company's solicitation of proxies at RJR Nabisco's 1996 annual meeting and presentations to financial analysts and institutional investors). During the term of the agreement, which ended on March 31, 1997, Mr. Fulford received compensation equal to UKL33,417 (or approximately $54,000) per month and reimbursement for all reasonable business and travel expenses incurred in performing services under the agreement. The Company also agreed to reimburse Mr. Fulford for any reduction in pension benefits (currently estimated at approximately UKL14,400 or approximately $23,000 per annum) which resulted from his terminating his employment with Imperial Tobacco to enter into the agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, Messrs. Eide, LeBow (until April 30, 1998) and Podell were members of the Company's compensation committee. Messrs. Eide and Podell serve as directors of BGLS. Mr. Eide is a stockholder, and serves as the Chairman and Treasurer of Aegis Capital Corp. ("Aegis"), a registered broker-dealer, that has performed services for the Company and/or its affiliates since before January 1, 1998. Aegis received commissions and other income in the aggregate amount of approximately $128,000 in 1998 and $26,000 for the six months ended June 30, 1999 from New Valley. Aegis, in the ordinary course of its business in 1998, engaged in brokerage activities with Ladenburg Thalmann & Co. Inc. ("Ladenburg"), a subsidiary of New Valley, on customary terms.

     Mr. LeBow is a director of Liggett. He is Chairman of the Board and Chief Executive Officer of New Valley and BGLS. Mr. Lampen, an executive officer of the Company and BGLS, is an executive officer and director of New Valley.

DEFINED BENEFIT OR ACTUARIAL PLAN DISCLOSURE

     BGLS sponsors the Retirement Plan For Salaried Non-Bargaining Unit Employees (the "Retirement Plan") of Liggett, which is a noncontributory, defined benefit plan. Each salaried employee of the participating companies becomes a participant on the first day of the month following one year of employment with 1,000 hours of service and the attainment of age 21. A participant becomes vested as to benefits on the earlier of his attainment of age 65, or upon completion of five years of service. Benefits become payable on a participant's normal retirement date, age 65, or, at the participant's election, at his early retirement after he has attained age 55 and completed ten years of service. A participant's annual benefit at normal retirement date is equal to the sum of: (A) the product of: (1) the sum of: (a) 1.4% of the participant's average annual earnings during the five-year period from January 1, 1986 through December 31, 1990 not in excess of $19,500 and (b) 1.7% of his average annual earnings during such five-year period in excess of $19,500 and
(2) the number of his years of credited service prior to January 1, 1991; (B) 1.55% of his annual earnings during each such year after December 31, 1990, not in excess of $16,500; and (C) 1.85% of his annual earnings during such year in excess of $16,500. The maximum years of credited service is 35. If hired prior to January 1, 1983, there is no reduction for early retirement. If hired on or after January 1, 1983, there is a reduction for early retirement equal to 3% per year for the number of years prior to age 65 (age 62 if the participant has at least 20 years of service) that the participant retires. The Retirement Plan also provides benefits to disabled participants and to surviving spouses of participants who die prior to retirement. Benefits are paid in the form of a single life annuity, with optional actuarially equivalent forms of annuity available. Payment of benefits is made beginning on the first day of the month immediately following retirement. As of December 31, 1993, the accrual of benefits under the plan for Liggett employees was frozen.

     As of December 31, 1998, none of the named executive officers was eligible to receive any benefits under the Retirement Plan.

     Under certain circumstances, the amount of retirement benefits payable under the Retirement Plan to certain employees may be limited by the federal tax laws. Any Retirement Plan benefit lost due to such a limitation will be made up by BGLS through a non-qualified supplemental retirement benefit plan. BGLS has accrued, but not funded, amounts to pay benefits under this supplemental plan.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation arrangements for the Company's executive officers are usually negotiated on an individual basis between Mr. LeBow and each executive. The Company's executive compensation philosophy is to base management's pay, in part, on achievement of the Company's goals, to provide incentives to enhance stockholder value, to provide competitive levels of compensation, to recognize individual initiative and achievement and to assist the Company in attracting talented executives to a challenging and demanding environment and to retain such executives for the benefit of the Company and its subsidiaries. Compensation arrangements for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, and any increased responsibilities assumed by the executive. Bonus arrangements of certain executive officers are fixed by contract and are not contingent. The Company, from time to time, considers the payment of discretionary bonuses to its executive officers. Bonuses are determined based, first, upon the level of achievement by the Company of its goals and, second, upon the level of personal achievement by such executive officers.

     The cash compensation package of Mr. LeBow was originally negotiated and approved by the independent members of the Board in February 1992. The compensation of Mr. LeBow is set forth in an employment agreement between Mr. LeBow and the Company and is restricted by the BGLS Indenture. See "Employment Agreements", above. In 1998, Mr. LeBow was granted non-qualified stock options under the Brooke Group Ltd. 1998 Long-Term Incentive Plan (the "Plan"). See "Stock Option Grants in 1998," above. The grant was conditioned upon the approval of the Plan by the Company's stockholders which occurred in October 1998.

     The compensation package of Mr. Fulford, as Chairman of the Board, President and Chief Executive Officer of Liggett, was negotiated and approved by the Board of Directors of Liggett in September 1996. The compensation of Mr. Fulford is set forth in an employment agreement between Mr. Fulford and Liggett. See "Employment Agreements", above.

     In 1993, Section 162(m) was added to the Internal Revenue Code of 1986, as amended (the "Code"). This Section generally provides that no publicly held company shall be permitted to deduct compensation in excess of $1 million paid in any taxable year to its chief executive officer or any of its four other highest paid officers unless: (i) the compensation is payable solely on account of the attainment of performance goals; (ii) the performance goals are determined by a compensation committee of two or more outside directors; (iii) the material terms under which compensation is to be paid are disclosed to and approved by the stockholders of the Company; and (iv) the compensation committee certifies that the performance goals were met. The Company believes that the limitation on deductibility does not apply to the stock options granted to Mr. LeBow under the Plan. This limitation is applicable to the cash compensation paid by the Company to Mr. LeBow in 1998. The effect of the Code Section 162(m) limitation is substantially mitigated by the Company's net operating losses, although the amount of any deduction disallowed under Code Section 162(m) could increase the Company's alternative minimum tax by up to 2% of such disallowed amount. For information relating to the Company's net operating losses, see Note 12 to the Company's Consolidated Financial Statements, which Note is set forth in the Annual Report enclosed herewith.

     The foregoing information is provided by the Compensation Committee of the Company.

                                          Robert J. Eide
                                          Jeffrey S. Podell

PERFORMANCE GRAPH

     The following graph compares the total annual return of the Company's Common Stock, the S&P 500 Index, the S&P MidCap 400 Index and the S&P Tobacco Index for the five years ended December 31, 1998. The graph assumes that $100 was invested on December 31, 1993 in the Company's Common Stock and each of the indices, and that all dividends were reinvested. Information for the Company's Common Stock includes the value of the February 13, 1995 distribution to the Company's stockholders of MAI Systems Corp. common stock, assuming such stock was held until December 31, 1998.

                                         BROOKE GROUP LTD.           S&P 500               S&P MIDCAP            S&P TOBACCO
                                         -----------------           -------               ----------            -----------
'12/93'                                       $  100                  $100                   $100                   $100
'12/94'                                          158                   101                     96                    109
'12/95'                                          459                   139                    126                    170
'12/96'                                          288                   170                    150                    215
'12/97'                                          448                   226                    198                    265
'12/98'                                        1,265                   291                    236                    320

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In July 1998, the Company granted Howard M. Lorber, a consultant to the Company and Liggett, who also serves as a director and President of New Valley, non-qualified stock options under the Plan to purchase 525,000 shares of the Company's Common Stock at an exercise price of $9.29 per share. These options, which have a ten-year term, vest and become exercisable in six equal annual installments beginning on July 20, 1999. Since January 1, 1998, Mr. Lorber has received consulting fees of $40,000 per month from the Company and Liggett. In April 1999, Mr. Lorber received a consulting bonus of $500,000. In January 1998, Mr. Lorber and the Company entered into an amendment to his consulting agreement whereby he is entitled on an annual basis to receive additional payments in an amount necessary to reimburse him, on an after-tax basis, for all applicable taxes incurred by him during the prior calendar year as a result of the grant to him, or vesting, of a 1994 award of 525,000 restricted shares of the Company's Common Stock and 1995 and 1996 awards of a total of 1,575,000 non-qualified stock options to purchase shares of the Company's Common Stock. Mr. Lorber received an additional consulting payment of $425,000 in January 1998, which he and the Company have agreed will constitute full satisfaction of the Company's obligations under the amendment for 1997. During 1998, Mr. Lorber exercised 262,500 of the options to purchase the Company's Common Stock at $1.90 per share granted to him as part of the 1995 award. Under the terms of the 1995 and 1996 option awards, Common Stock dividend equivalents are paid on each vested and unexercised option.

     In 1995, the Company and New Valley entered into an expense sharing agreement pursuant to which certain lease, legal and administrative expenses are allocated to the entity incurring the expense. The Company was reimbursed $502,000 in 1998 and $265,000 in the first six months of 1999 under this agreement.

     In September 1998, New Valley made a one-year $950,000 loan to BGLS bearing interest at 14% per annum which has been repaid in full.

     As of the Record Date, AIF II, L.P. and an affiliated investment manager, Lion Advisors, L.P., on behalf of a managed account (the "Apollo Holders") were the beneficial owners of 16.5% of the Company's Common Stock. Until February 1999, the Apollo Holders held $97.2 million principal amount of BGLS' senior secured notes. On March 2, 1998, the Company entered into an agreement with the Apollo Holders in which the Apollo Holders (and their transferees) agreed to defer the payment of interest on the BGLS notes held by them, commencing with the interest payment that was due July 31, 1997, which they had previously agreed to defer, through the interest payment due July 31, 2000. The deferred interest payments will be payable at final maturity of the BGLS notes on January 31, 2001 or upon an event of default under the Indenture for the BGLS notes. In connection with the March 2, 1998 agreement with the Apollo Holders, the Company issued to the Apollo Holders a five-year warrant to purchase 2,100,000 shares of the Company's Common Stock at a price of $4.76 per share. The Apollo Holders were also issued a second warrant expiring October 31, 2004 to purchase an additional 2,257,500 shares of the Company's Common Stock at a price of $0.095 per share. The second warrant will become exercisable on October 31, 1999.

     In February 1998, New Valley and Apollo Real Estate Investment Fund III, L.P. ("Apollo"), an affiliate of the Apollo Holders, organized Western Realty Development LLC ("Western Realty") to make real estate and other investments in Russia. New Valley agreed, among other things, to contribute to Western Realty the real estate assets of BML, and Apollo agreed to contribute $65 million. Western Realty has made a $30 million participating loan to Western Tobacco Investments LLC, which holds Brooke (Overseas) Ltd.'s interest in Liggett-Ducat Ltd. The loan is payable out of a 30% profits interest in the entity. For additional information concerning Western Realty, see "Item 1. Business -- New Valley Corporation -- Western Realty Ducat", as well as Note 3 to the Company's Consolidated Financial Statements, in the Annual Report enclosed herewith.

     As of the Record Date, High River Limited Partnership ("High River") was the beneficial owner of 7.5% of the Company's Common Stock. Until May 1999, an affiliate of High River, Tortoise Corp., held $97.6 million principal amount of the BGLS notes. On May 25, 1999, BGLS repurchased the notes for 99% of the principal amount plus accrued interest. On January 16, 1998, the Company entered into a Stock Purchase Agreement under which High River purchased 1,575,000 shares of the Company's Common Stock at $5.71 per share for an aggregate purchase price of $9 million.

     As of the Record Date, the law firm of Kasowitz, Benson, Torres & Friedman LLP ("KBTF") was the beneficial owner of 5.6% of Brooke's Common Stock. On March 12, 1998, Brooke entered into a stock option agreement with KBTF under which KBTF was granted an option to purchase 1,312,500 shares of Common Stock at $16.67 per share. The option was exercisable for 262,500 shares commencing May 1, 1998 and for 1,050,000 shares commencing April 1, 1999, and expires on March 31, 2003. On October 12, 1998, the Company entered into an amended stock option agreement with the KBTF. Under the terms of the amended agreement, the exercise price of the option was reduced from $16.67 per share to $5.71 per share and the initial exercise date on all 1,312,500 shares was extended to April 1, 2000. The amended option was subject to earlier exercise on a change of control (as defined) of the Company or on the average closing price for a share of Common Stock equaling $16.67 or more for a 10-trading day period. Based on the closing prices for the 10 trading days ended December 8, 1998, the option became exercisable in full on that date. KBTF, which represents the Company and various of its subsidiaries, including Liggett and New Valley, received legal fees of $4.5 million during 1998 and $2 million during the first six months of 1999.

     See also "Compensation Committee Interlocks and Insider Participation."

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     PricewaterhouseCoopers LLP has been the independent auditors for the Company since December 1986 and will serve in that capacity for the 1999 fiscal year unless the Board deems it advisable to make a substitution. It is expected that one or more representatives of such firm will attend the Annual Meeting and be available to respond to any questions. These representatives will be given an opportunity to make statements at the Annual Meeting if they so desire.

                                 MISCELLANEOUS

1998 ANNUAL REPORT ON FORM 10-K

     The Company has mailed, with this proxy statement, a copy of the Annual Report to each stockholder as of the Record Date. If a stockholder requires an additional copy of the Annual Report, the Company will provide one, without charge, on the written request of any such stockholder addressed to the Company's Secretary at Brooke Group Ltd., 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires directors and executive officers of the Company, as well as persons who own more than 10% of a registered class of the Company's equity securities (the "Reporting Persons"), to file reports of initial beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Such Reporting Persons are also required by SEC regulations to furnish the Company with copies of all such reports that they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during and with respect to the fiscal year ended December 31, 1998, all Reporting Persons have timely complied with all filing requirements applicable to them.

STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders of the Company pursuant to Rule 14a-8 under the Securities Exchange of 1934 must be received by the Company at its principal executive offices, 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131,
Attention: Marc N. Bell, Secretary, on or before June 15, 2000 in order to be included in the Company's proxy statement and accompanying proxy card relating to that meeting. Notice of a stockholder proposal submitted outside the processes of Rule 14a-8 will be considered untimely unless submitted by August 29, 2000.

OTHER MATTERS

     All information in this Proxy Statement concerning the Common Stock has been adjusted to give effect to the 5% stock dividend paid to the stockholders of the Company on September 30, 1999.

     The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mails, some of the directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for customary and reasonable expenses incurred in forwarding soliciting material to the beneficial owners of Common Stock.

     The Board knows of no other matters which will be presented at the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, the proxy solicited by this proxy statement will be voted in accordance with the judgment of the person or persons holding such proxy.

                                          By Order of the Board of Directors,

                                          /s/ Bennett S. LeBow
                                          Bennett S. LeBow
                                          Chairman of the Board of Directors

Dated: October 8, 1999

                                                                      Appendix A


                                BROOKE GROUP LTD.
                                      PROXY

    SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 1999 ANNUAL MEETING OF
                       STOCKHOLDERS OF BROOKE GROUP LTD.

         The undersigned stockholder of Brooke Group Ltd. (the "Company") hereby constitutes and appoints Joselynn D. Van Siclen and Marc N. Bell, attorney and proxy of the undersigned, with power of substitution, to attend, vote and act for the undersigned at the 1999 Annual Meeting of Stockholders of the Company, a Delaware corporation, to be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Tuesday, November 9, 1999 at 11:00 a.m. local time, and at any adjournments or postponements thereof, with respect to the following on the reverse side of this proxy card and, in their discretion, on such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

                (TO BE CONTINUED AND SIGNED ON THE REVERSE SIDE)

[x]      PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE.

Item 1.  Election of Directors:

         FOR all nominees named at right (except as indicated to the
             contrary)                                                   [ ]

         WITHHOLD AUTHORITY to vote for all nominees named at right      [ ]

         Nominees: Robert J. Eide, Bennett S. LeBow, Jeffrey S. Podell and
                   Jean E. Sharpe

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)


--------------------------------------------------------------------------------

         If not otherwise directed, this proxy will be voted FOR the election of the nominees in Item 1.

         The Board of Directors recommends a vote FOR all nominees in Item 1.

PLEASE DATE, SIGN AND MAIL AT ONCE IN THE ENCLOSED POSTPAID ENVELOPE.


               Signature _____________________ Date _____________

               Signature _____________________ Date _____________
                           IF HELD JOINTLY

NOTE: Please sign exactly as your name appears hereon. If signing as attorney, administrator, trustee, guardian or the like, please give full title as such. If signing for a corporation, please give your title.